[GRAPHIC GOES HERE]


                          JOS. A. BANK CLOTHIERS, INC.

                                500 Hanover Pike
                            Hampstead, Maryland 21074


Dear Shareholder:

        You are cordially invited to attend the 1999 annual meeting of shareholders of Jos. A. Bank Clothiers, Inc., which will be held at the Company's corporate offices, 500 Hanover Pike, Hampstead, Maryland, commencing at 10:00 a.m. on Tuesday, June 8, 1999.

        The following pages contain the formal notice of the annual meeting and the related Proxy Statement. The Company's Annual Report for the fiscal year ended January 30, 1999 is enclosed with this proxy material. The Annual Report is not to be regarded as proxy solicitation material.

        Issues to be considered and voted upon at the annual meeting are set forth in your Proxy Statement. You are encouraged to review carefully the Proxy Statement and attend the annual meeting in person. If you cannot attend the annual meeting in person, please be sure to sign and date the enclosed proxy card and return it at your earliest convenience so that your shares will be represented at the annual meeting.

        I look forward to meeting you on June 8th and discussing with you the business of your company.

                                   Sincerely,

                                   /s/Timothy F. Finley
                                   Timothy F. Finley,
                                   Chairman and Chief Executive Officer

April 30, 1999

                          JOS. A. BANK CLOTHIERS, INC.
                                500 Hanover Pike
                            Hampstead, Maryland 21074

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  JUNE 8, 1999


To the Shareholders of Jos. A. Bank Clothiers, Inc.

        The 1999 annual meeting of shareholders of Jos. A. Bank Clothiers, Inc. (the "Company") will be held at the Company's corporate offices, 500 Hanover Pike, Hampstead, Maryland, at 10:00 a.m. on Tuesday, June 8, 1999. At the meeting, shareholders will act on the following matters:

        1. Election of two directors for terms expiring in 2002 or at such time as their respective successors have been duly elected and qualified;

        2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 29, 2000; and

        3. Transaction of any other business that may properly come before the meeting or any postponement or adjournment.

        The Board of Directors has fixed the close of business on April 23, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any postponement or adjournment.

                                    By order of the Board of Directors,

                                    /s/Charles D. Frazer
                                    Charles D. Frazer,
                                    Secretary

April 30, 1999

                          JOS. A. BANK CLOTHIERS, INC.
                                500 Hanover Pike
                            Hampstead, Maryland 21074

                         ANNUAL MEETING OF SHAREHOLDERS

                                 PROXY STATEMENT
                                 ---------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

        The enclosed form of proxy is solicited on behalf of the Board of Directors (the "Board") of Jos. A. Bank Clothiers, Inc., a Delaware corporation (the "Company"), to be voted at the 1999 annual meeting of shareholders to be held on June 8, 1999 at 10:00 a.m. at the Company's corporate offices, 500 Hanover Pike, Hampstead, Maryland and at any postponement or adjournment (the "Meeting"). This Proxy Statement and accompanying form of proxy will be mailed commencing on or about April 30, 1999 to all shareholders entitled to vote at the Meeting. The Company's Annual Report for the fiscal year ended January 30, 1999 ("Fiscal 1998") is enclosed with this proxy material. The Company's Annual Report is not to be regarded as proxy solicitation material.

        You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Unless otherwise specified in the proxy (and except for broker non-votes as described below), stock represented by proxies will be voted (i) FOR the election of management's nominees for director, (ii) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending January 29, 2000 ("Fiscal 1999") and (iii) at the discretion of the proxyholders with respect to such other matters as may come before the Meeting. Granting a proxy will not affect your right to attend the Meeting and vote in person. Any shareholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation to the Company, Attention:
Secretary, by filing a new written appointment of a proxy with an officer of the Company or by voting in person at the Meeting. Attendance at the Meeting will not automatically revoke the proxy.

        The cost of solicitation of proxies, which is estimated to be less than $2,500, will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personal interview, but will not be specially compensated for such service. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

        Shareholders of record as of the close of business on April 23, 1999 (the "Record Date") are the only persons entitled to vote at the Meeting. As of the Record Date, the Company had outstanding 6,792,027 shares of Common Stock, $.01 par value (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Common Stock constitutes a quorum at the Meeting. Abstentions and broker non-votes (i.e. shares of Common Stock represented at the Meeting by proxies held by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) with respect to any proposal are counted as shares represented and voted at the Meeting only for the purpose of determining the number of shares required to approve a proposal. However, shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as votes represented and voted at the Annual Meeting for purposes of determining the number of votes required to elect such nominee.

        The Company's principal executive offices are located at 500 Hanover Pike, Hampstead, Maryland 21074.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

        The Board consists of seven (7) members and is divided into three classes. Each class holds office for a term of three years. The Board has nominated David A. Preiser and Robert N. Wildrick for re-election to the Board for terms of three years expiring in 2002 or at such time as their respective successors have been duly elected and qualified. In voting for a director, for each share of Common Stock held as of the Record Date, the shareholder is entitled to cast one vote either in favor of or against each candidate, or to abstain from voting for either or both of the candidates. The Board recommends a vote FOR Messers Preiser and Wildrick as directors. It is intended that shares represented by the enclosed form of proxy will be voted in favor of the election of Messers Preiser and Wildrick as directors. Messers Preiser and Wildrick are currently directors of the Company. If the nominees should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominees as may be nominated by the Board. The Board has no reason to expect that either of the nominees will not be a candidate for director at the Meeting. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Meeting.

DIRECTORS STANDING FOR ELECTION.  The directors standing for election are:

DAVID A. PREISER                                             DIRECTOR SINCE 1990


        Mr. Preiser, 41, has been a Managing Director of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm ("Houlihan, Lokey"), since January, 1993. Mr. Preiser has been the Managing Director of Sunrise Capital Partners, L.P., a private equity fund affiliated with Houlihan, Lokey, since the inception of the fund in December, 1998. Mr. Preiser is a director of NVR, Inc., a publicly traded home building company.

ROBERT N. WILDRICK                                           DIRECTOR SINCE 1994

        Mr. Wildrick, 55, was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer ("Venture"), from April, 1995 to May, 1998 and was Chairman of the Board of Venture from January, 1996 to May, 1998. On January 20, 1998, Venture filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (98-101-RRM). From 1976 to April, 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager. Mr. Wildrick is a former member of the board of directors and the executive committee of The Fashion Association.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2000. The following directors were elected at the Company's 1997 annual meeting for terms expiring in 2000:

TIMOTHY F. FINLEY                                            DIRECTOR SINCE 1990

        Mr. Finley, 55, has served as Chairman of the Board and Chief Executive Officer of the Company since August 1990. He was President of the Company from March 1995 to September 1996. Mr. Finley was Chairman of the Board of The Finley Group, Inc., a business crisis management group, from 1985 to January 1998. Mr. Finley is also a director of Cole National Corporation, a publicly traded retailing company, and Venture.

ANDREW A. GIORDANO                                           DIRECTOR SINCE 1994

        Mr. Giordano, 66, has been a principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. From February 1998 to June 1998, Mr. Giordano was the President and Chief Operating Officer and from 1994 to June 1998, Mr. Giordano was a director, of Graham-Field Health Products, Inc. From May 1987 to February 1993, Mr. Giordano was Executive Vice President of Lamonts Apparel, Inc. Mr. Giordano also currently serves as a director of the Nomos Corporation, a conformal radiation therapy provider. Mr. Giordano is a member of the executive committee of the Navy Memorial Foundation. In 1984, Mr. Giordano retired from his position as CEO, Naval Supply Systems Command with the rank of Rear Admiral.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001. The following directors were elected at the Company's 1998 annual meeting for terms expiring in 2001:

ROBERT B. BANK                                               DIRECTOR SINCE 1994

        Mr. Bank, 52, has been the President of Robert B. Bank Advisory Services, an independent consulting and investment firm specializing in strategic planning, finance and mergers and acquisitions for consumer products companies, since 1982. Mr. Bank also currently serves as a director of Nautica Enterprises, a publicly traded apparel company, as well as a director of several privately held companies.

GARY S. GLADSTEIN                                            DIRECTOR SINCE 1989

        Mr. Gladstein, 54, has been a Managing Director of Soros Fund Management LLC, an investment advisory firm, since 1989. Mr. Gladstein is also a Certified Public Accountant. Mr. Gladstein currently serves as a director of Crystal Oil Company, a publicly traded natural gas distribution company in Louisiana; I.R.S.A. Inversiones Y Representaciones S.A., a publicly traded real estate company in Buenos Aires, Argentina; Cresud, S.A., a publicly traded agriculture company in Argentina; The Quantum Dolphin Fund and certain other non-public companies.

PETER V. HANDAL                                              DIRECTOR SINCE 1993

        Mr. Handal, 56, has been the President of COWI International Group, a consulting firm specializing in consumer products, international trade, retail and real estate, since 1989. Since 1984, Mr. Handal has been CEO of J4P Associates, a real estate concern. Mr. Handal also currently serves as a director of Cole National Corp., a publicly traded retailing company; and Factory 2-U Stores, Inc., a publicly traded retailing company.

        Certain of the Company's directors were elected pursuant to a stockholders agreement which has since been amended and restated. Pursuant to such agreement, Mr. Gladstein was elected as the designee of the Company's then minority shareholder, Quantum Fund, N.V., while Messers Finley, Handal and Preiser (together with former Company directors Paul L. Schneider, Henry C. Schwartz and Donald V. Smith) were elected as the designees of JAB Holdings, Inc. ("Holdings"). As of January 29, 1994, the Company's shareholders entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") at which time Mr. Giordano was elected as the designee of Altus Finance Co., and Mr. Wildrick was elected as the designee of the majority of the directors then in office. The provisions of the Stockholders Agreement relating to the election of the directors terminated effective upon the closing of the Company's initial public offering of the Common Stock in May 1994.

BOARD AND COMMITTEE MEETINGS

        The Board has an Audit Committee, a Compensation Committee and an Executive Committee (each, a "Committee"). The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing the scope of the annual audit undertaken by the Company's independent public accountants and the progress and results of their work, and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Audit Committee is comprised of Messers Gladstein (Chairman), Preiser and Wildrick. The Audit Committee met three times during Fiscal 1998. During each of the meetings, the Audit Committee had a chance to discuss matters with the Company's independent public accountants outside the presence of management. The functions of the Compensation Committee include supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits and considering other matters referred to it by the Board. The Compensation Committee is comprised of Messers Bank, Giordano and Handal (Chairman). The Compensation Committee met four times (including two telephonic meetings) in Fiscal 1998. During Fiscal 1998, the Executive Committee was comprised of Messers Bank, Finley, Giordano (Chairman), Handal and Preiser(1). The Executive Committee has the same powers as the Board and may act when the Board is not in session, subject to limitations of the Delaware General Corporation Law. The Executive Committee did not meet in Fiscal 1998. During Fiscal 1998, the Board met seven times (including two telephonic meetings). Each of the directors attended at least 75% of the total number of Board and applicable Committee meetings during Fiscal 1998.
-------------------
(1) In Fiscal 1999, Messers Gladstein and Wildrick joined certain meetings of the Executive Committee as ad hoc members.

COMPENSATION OF DIRECTORS

        Each director who is not also an employee of the Company (a "Non-Employee Director") receives an annual fee of $5,000 and attendance fees of $2,500 per Board meeting attended and $1,000 per Committee meeting attended. One half of the usual attendance fee (i.e. $1,250 and $500, respectively) is paid to each Non-Employee Director for participation in each telephonic Board or Committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or of a Committee.

        In addition to the monetary compensation described above, under the Company's 1994 Incentive Plan (the "1994 Incentive Plan"), each Non-Employee Director is entitled to receive upon his/her appointment as a director options to purchase up to 20,000 shares of Common Stock at the fair market price of the Common Stock on the date of grant, which options become exercisable as to one-fifth of such shares on each January 1 following the grant. In the event a Non-Employee Director fails to attend at least 75% of the Board meetings in any calendar year, such person automatically forfeits the right to exercise that portion of the option that would otherwise have become exercisable on the next following January 1, which portion shall cease to have any force or effect. There were no forfeitures under this provision in Fiscal 1998. Under the 1994 Incentive Plan, each Non-Employee Director is also entitled to receive, upon each anniversary of his joining the Board, an immediately exercisable option to purchase up to 1,000 shares of Common Stock at an exercise price equal to the fair market price of the Common Stock on the date of grant. In Fiscal 1998, each Non-Employee Director received such a grant. The option price for all recipients other than Mr. Bank was $6.563. The option price for Mr. Bank, who was not a director on the original grant date under the 1994 Incentive Plan, was $8.00. Options granted to Non-Employee Directors under the 1994 Incentive Plan expire and cease to be of any force or effect on the earlier of the tenth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board.

EXECUTIVE OFFICERS

        Other than Mr. Finley, who is listed above as a continuing director, the executive officers of the Company during Fiscal 1998 were:

 J.F. TIMOTHY CARROLL 49 Senior Vice President, Corporate Sales, August 1998 to present; Director, Special Markets, A.T. Cross Company, December 1989 to August 1998.

GARY W. CEJKA      49 Senior Vice President, Store Operations, December 1997 to
present; Vice President, Store Operations, September 1996 to December 1997; Area Manager and Manager of the Company's Houston store, October 1992 to September 1996.

CHARLES D. FRAZER 40 Senior Vice President, General Counsel, December 1997 to present; Vice President, General Counsel, March 1994 to December 1997; Secretary, August 1994 to present; Associate, John P. Healy, P.A., January 1990 to March 1994.

THOMAS E. POLLEY    65  Treasurer,  September 1995 to present; Vice President,
Controller,  November 1993 to December 1997.

FRANK TWORECKE      52  President and Chief Operating Officer, December 1998 to
present; President and Chief Merchandising Officer, September 1996 to December 1998; Executive Vice President and Chief Merchandising Officer, February 1996 to September 1996; President, Merry-Go-Round Stores, an operating division of Merry-Go-Round Enterprises, Inc. ("MGRE"), 1994 to 1996; Senior Vice President, Men's and Children's Division, Lazarus Department Store, 1990 to 1994. On January 11, 1994 (the "Petition Date"), MGRE and two of its subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Since the Petition Date, other affiliates of MGRE filed Chapter 11 petitions. On or about August 2, 1994, after the Petition Date, Mr. Tworecke joined MGRE as President of Merry-Go-Round Stores. On March 1, 1996, after Mr. Tworecke left MGRE, the MGRE consolidated case was converted to a Chapter 7 proceeding.

DAVID E. ULLMAN     41 Executive Vice President, Chief Financial Officer,
September, 1995 to present; Chief Administrative Officer, June 1997 to present; Vice President/Controller, Hanover Direct, Inc., August 1991 to August 1995; Manager, Arthur Andersen & Co., December 1981 to August 1991.

Executive Compensation

        The tables which follow (Summary Compensation, Aggregated Options and Option Grants) contain information, as of the end of Fiscal 1998, on Mr. Finley, the four other most highly compensated executive officers of the Company and Mr. Carroll. The term of Mr. Carroll's employment with the Company began August 31, 1998. Had Mr. Carroll been employed by the Company for all of Fiscal 1998, he would have been one of the said four other most highly compensated executive officers.

I.      SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                              Annual Compensation                   Compensation
                              -------------------                   ------------

                                                               Securities        All Other
        Name &               Fiscal     Salary     Bonus       Underlying      Compensation
  Principal Position          Year        ($)      ($)(1)       Options(#)       ($)(2)
--------------------------------------------------------------------------------------------
Timothy F. Finley            1998    $468,238   $468,238             --          $20,611 (3)
  CHAIRMAN OF THE BOARD AND  1997     467,870    385,053         50,000            8,218
  CHIEF EXECUTIVE OFFICER    1996     455,093    343,857         75,000            5,782

Frank Tworecke               1998     400,954    301,201             --           87,314 (4)
  PRESIDENT AND CHIEF        1997     400,000    300,000         40,000           52,677 (5)
  OPERATING OFFICER          1996     176,923    175,000        100,000           80,320 (6)

David E. Ullman              1998     189,090     76,304             --           12,017
  EXECUTIVE VICE PRESIDENT,  1997     183,421     76,000         20,000            6,907
  CHIEF FINANCIAL &
  ADMINISTRATIVE OFFICER     1996     167,118     69,734         20,000            5,105

Gary W. Cejka                1998     139,793     56,007             --           10,901 (7)
  SENIOR VICE PRESIDENT,     1997     137,661     55,784          8,000            4,274
  STORE OPERATIONS           1996     107,302          0          5,000           45,411 (8)

Charles D. Frazer            1998     120,287     48,192             --            9,353 (9)
  SENIOR VICE PRESIDENT,     1997     114,379     48,000          7,500            5,344 (10)
  GENERAL COUNSEL            1996     103,311     26,221          7,500            3,207

J.F. Timothy Carroll (11)    1998      74,039     48,565         10,000            6,719 (12)
  SENIOR VICE PRESIDENT,     1997          --         --             --               --
   CORPORATE SALES           1996          --         --             --               --

--------------------------------------------------------------------------------------------

-----------------------------
 1 Unless otherwise indicated, amounts in the "Bonus" column represent bonuses attributable to performance in the stated fiscal year. Bonuses are generally paid after the end of the stated fiscal year.
 2 Except as otherwise indicated by footnote, amounts in the "All Other
   Compensation" column represent contributions by the Company under its 401(k) and/or 401(s) profit sharing plans, payments by the Company of certain insurance premiums and/or the taxable portion of the value of a Company provided car.
 3 The amount stated also includes forgiveness of principal and interest otherwise due on loans advanced to Mr. Finley pursuant to his employment agreement. See "Executive Employment Agreements -- Timothy Finley."
 4 The amount stated also includes foregiveness of principal and interest otherwise due on loans advanced to Mr. Tworecke pursuant to his employment agreement. See "Executive Employment Agreements -- Frank Tworecke."
 5 The amount stated also includes forgiveness of principal and interest otherwise due on the House Loan advanced to Mr. Tworecke pursuant to his employment agreement with the Company. See "Executive Employment Agreements -- Frank Tworecke."
 6 The amount stated also includes relocation expenses.
 7 The amount stated also includes cash payout (50% of per diem rate) of unused vacation time.
 8 The amount stated also includes relocation expenses.
 9 The amount stated also includes cash payout (50% of per diem rate) of unused vacation time and certain taxable reimbursements.
 10 The amount stated also includes cash payout (50% of per diem rate) of unused vacation time.
 11 Mr. Carroll joined the Company in August, 1998 and therefore received no compensation in Fiscal 1997 or 1996.
 12 The amount stated also includes a cash transportation allowance.


        The Summary Compensation Table above excludes certain annual compensation in the form of perquisites and other personal benefits where the aggregate amount of such annual compensation does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each of the named executive officers.

II. AGGREGATED OPTIONS EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION
 VALUES



                                          Number of Securities        Value of Unexercised
                     Shares              Underlying Unexercised       In-the-Money Options
                  Acquired on    Value   Options /SARS at FY-End          at FY-End(1)
                    Exercise   Realized            (#)                        ($)
Name                  (#)         ($)    ----------------------------------------------------
                                         Exercisable Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------------
Timothy F. Finley       0          0       214,860      169,456       113,983      343,322
Frank Tworecke          0          0        32,000      128,000       176,250      450,630
David E. Ullman         0          0        14,333       45,667        56,707      138,293
Gary W. Cejka           0          0         1,250       11,750         4,844       29,531
J.F. Timothy Carroll    0          0             0       10,000             0       18,750
Charles D. Frazer       0          0         4,708       15,292         8,682       36,943
---------------------------------------------------------------------------------------------


-------------------------------
(1)  Based on a closing price of the Common Stock of $7.875 on January 29, 1999.

III.    OPTION GRANTS TABLE

                                     OPTION GRANTS IN LAST FISCAL YEAR



                           Individual Grants(1)                                           Potential Realization Value At
----------------------------------------------------------------------------------------- Assumed Annual Rates Of Stock
                         Number Of         Percent Of                                     Price Appreciation For Option
                        Securities        Total Options                                                Term
                        Underlying         Granted to                                     -------------------------------
                         Options          Employees In     Exercise Or Base    Expiration
 Name                   Granted (#)        Fiscal Year        Price ($/Sh)         Date          5% ($)          10% ($)
 (a)                        (b)                (c)                (d)              (e)            (f)              (g)
-------------------------------------------------------------------------------------------------------------------------
J. F. Timothy Carroll(2)   10,000              100%              6.00            8/31/08         37,734           95,625
-------------------------------------------------------------------------------------------------------------------------

-------------------------
(1) Neither Mr. Finley nor any of the four other most highly compensated executive officers of the Company received any option grants in Fiscal 1998.

(2) The grant to Mr. Carroll consisted of options to purchase common stock granted as of August 31, 1998. Subject to the terms and conditions of the option agreement, 20% of such options will vest on each August 31, 1999 thru 2003, after which such options will be exercisable as to all shares.

EXECUTIVE EMPLOYMENT AGREEMENTS

  TIMOTHY F. FINLEY

  Mr. Finley is employed by the Company pursuant to an amended and restated employment agreement expiring March 31, 2000, subject to automatic one year extensions. Under the employment agreement, Mr. Finley currently receives an annual base salary of $476,667. Mr. Finley is entitled to an annual performance-based bonus of 100% of his base salary, conditioned upon satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Finley and the Company. The Company or Mr. Finley may terminate the employment agreement upon 60 days written notice, provided that, in the case of termination by the Company "without cause" or by Mr. Finley for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Finley shall be entitled to receive (a) base salary for a period of thirty (30) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Finley is subject to non-competition restrictions during the six month period (one year in the case of a termination by Mr. Finley other than for "good reason") following expiration or termination of employment and for so long as any severance payments are being made. Pursuant to the employment agreement, the Company has advanced to Mr. Finley a personal loan in the principal amount of $40,200. The loan bears interest at the Applicable Federal Rate determined in accordance with Internal Revenue Service regulations. Payments on the loan otherwise due during Mr. Finley's term of employment with the Company will be forgiven. The loan may be forgiven in full or in part under certain circumstances. Part of the loan will be forgiven if Mr. Finley continues his employment with the Company for five years.

FRANK TWORECKE

     Mr. Tworecke is employed by the Company pursuant to an amended and restated employment agreement expiring February 4, 2000, subject to automatic one year extensions. Under the employment agreement, Mr. Tworecke currently receives an annual base salary of $401,600. In addition, Mr. Tworecke will be entitled to an annual bonus of 75% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Tworecke and the Company. The Company or Mr. Tworecke may terminate the employment agreement upon 60 days written notice, provided that, in the case of termination by the Company "without cause" or by Mr. Tworecke for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Tworecke shall be entitled to receive (a) base salary for a period of thirty
(30) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Tworecke is subject to non-competition restrictions during the six month period (one year in the case of a termination by Mr. Tworecke other than for "good reason") following expiration or termination of employment and for so long as any severance payments are being made. Pursuant to the employment agreement, the Company has advanced to Mr. Tworecke a house loan in the principal amount of $200,000 (the "House Loan") and a personal loan in the principal amount of $45,000 (the "Personal Loan"). Each loan bears interest at the Applicable Federal Rate determined in accordance with Internal Revenue Service regulations. Payments on the loans otherwise due during Mr. Tworecke's term of employment with the Company will be forgiven. The loans may be forgiven in full or in part under certain circumstances. Part of the loans (including all of the House Loan) will be forgiven if Mr. Tworecke continues his employment with the Company for five years from the respective dates of the loans.

DAVID E. ULLMAN

     Mr. Ullman is employed by the Company pursuant to an amended and restated employment agreement expiring September 30, 2000, subject to automatic one year extensions. Under the employment agreement, Mr. Ullman currently receives an annual base salary of $190,760. In addition, Mr. Ullman is entitled to an annual bonus of 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Ullman and the Company. The Company may terminate the employment agreement at any time. Mr. Ullman may terminate the employment agreement upon 60 days written notice. If the employment agreement is terminated by the

Company "without cause" or by Mr. Ullman for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Ullman shall be entitled to receive (a) base salary for a period of eighteen (18) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Ullman is subject to non-competition restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Ullman without "good reason", for the remaining term of employment (assuming no termination).

GARY W. CEJKA

     Mr. Cejka is employed by the Company pursuant to an employment agreement expiring September 30, 2000, subject to automatic one year extensions. Under the employment agreement, Mr. Cejka currently receives an annual base salary of $140,018. In addition, Mr. Cejka is entitled to an annual bonus of 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Cejka and the Company. The Company may terminate the employment agreement at any time. Mr. Cejka may terminate the employment agreement upon 60 days written notice. If the employment agreement is terminated by the Company "without cause" or by Mr. Cejka for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Cejka shall be entitled to receive (a) base salary for a period of twelve (12) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Cejka is subject to non-competition restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Cejka without "good reason", for the remaining term of employment (assuming no termination).

CHARLES D. FRAZER

     Mr. Frazer is employed by the Company pursuant to an employment agreement expiring September 30, 2000, subject to automatic one year extensions. Under the employment agreement, Mr. Frazer currently receives an annual base salary of $150,000. In addition, Mr. Frazer is entitled to an annual bonus of 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Frazer and the Company. The Company may terminate the employment agreement at any time. Mr. Frazer may terminate the employment agreement upon 60 days written notice. If the employment agreement is terminated by the Company "without cause" or by Mr. Frazer for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Frazer shall be entitled to receive (a) base salary for a period of twelve (12) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Frazer is subject to non-competition restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Frazer without "good reason", for the remaining term of employment (assuming no termination).

J. F. TIMOTHY CARROLL

     Mr. Carroll is employed by the Company pursuant to an employment agreement expiring August 31, 2000, subject to automatic one year extensions. Under the employment agreement, Mr. Carroll currently receives an annual base salary of $175,000. In addition, Mr. Carroll is entitled to an annual bonus of 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Carroll and the Company. The Company may terminate the employment agreement at any time. Mr. Carroll may terminate the employment agreement upon 60 days written notice. If the employment agreement is terminated by the Company "without cause" or by Mr. Carroll for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Carroll shall be entitled to receive (a) base salary for a period of twelve (12) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Carroll is subject to non-competition restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Carroll without "good reason", for the remaining term of employment (assuming no termination).

CERTAIN TRANSACTIONS

     In accordance with the terms of Mr. Tworecke's employment agreement, the Company loaned to Mr. Tworecke $200,000 in Fiscal 1996 and $45,000 in Fiscal 1998. As of the end of Fiscal 1998, a total principal sum of approximately $161,625 remains outstanding. See "Executive Employment Agreements; Frank Tworecke."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership of Common Stock (Forms 3, 4, and 5) with the Securities and Exchange Commission and NASDAQ. Officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on the Company's review of the copies of Forms 3 and 4, and amendments thereto, received by it during Fiscal 1998, and Forms 5 and amendments thereto, received by it with respect to Fiscal 1998, all filings applicable to its officers, directors, greater-than-ten percent beneficial owners and other persons subject to Section 16 of the Exchange Act were timely.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 1998, the Compensation Committee was comprised of Messers Bank, Giordano and Handal. No such member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries. Mr. Finley, an executive officer and director of the Company, is on the Compensation and Development Committee of the Board of Directors of Venture Stores, Inc. Mr. Wildrick, a director of the Company, was an executive officer and director of Venture Stores, Inc. until May 29, 1998. Mr. Finley and Mr. Handal are both members of the compensation committee of Cole National Corp.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

     The Compensation Committee of the Board is composed solely of Non-Employee Directors. The Compensation Committee is responsible for administering the 1994 Incentive Plan and for making recommendations to the Company with respect to executive officer compensation policies, including such matters as salaries, incentive plans, benefits and overall compensation.

   COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward senior management who contribute to the long-term success of the Company. To achieve these goals, the Company's executive compensation program is composed of cash-based compensation (in the form of base salaries and bonuses) and equity-based compensation (in the form of stock option grants). Having a compensation program that allows the Company to successfully attract and retain key employees permits the Company to enhance shareholder value, foster innovation and teamwork and adequately reward employees.

The Company has established the following principles to guide development of the Company's compensation program and to provide a framework for compensation decisions:

        o provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term shareholder value; and

        o establish for senior management annual incentives that are directly tied to the overall financial performance of the Company.

        COMPENSATION VEHICLES

        The Company has a simple total compensation program that consists of cash-based compensation (in the form of base salaries and bonuses) and equity-based compensation (in the form of stock option grants).
Each component is more fully described below.

        CASH-BASED COMPENSATION

  The Company determines compensation for employees by reviewing the aggregate of base salary and annual bonus for comparable positions in the market. The Company has an annual bonus plan which is approved by the Chief Executive Officer and the Compensation Committee. For Fiscal 1998, all of the Company's officers and certain key managers (as determined by the Compensation Committee upon recommendation of the Chief Executive Officer) were included in the Fiscal 1998 Management Incentive Plan (the "Bonus Plan"). Maximum potential awards under the Bonus Plan ranged from 10% to 100% of the participants' base salaries. For those executive officers employed by the Company pursuant to written employment agreements, bonus percentages are included in their respective employment agreements and are discussed in the section entitled "Executive Employment Agreements". The Bonus Plan established (a) goals (the "EPS Goals") for Company earnings (the "Company's EPS")(1), which were uniform for all Bonus Plan participants; and (b) goals for departmental/individual performance (the "Performance Goals"),

---------------------
(1) For Fiscal 1998, calculation of the Company's EPS excluded the one-time benefit of $.20 per share recorded as a result of the elimination of a tax valuation reserve.

which varied with each Bonus Plan participant. For Fiscal 1998, the first EPS Goal was $.55 per share and the second EPS Goal was $.63 per share. Except as otherwise determined in the discretion of the Compensation Committee, no bonuses were payable under the Bonus Plan unless the Company's EPS had been at least equal to the first EPS Goal (regardless of whether a Bonus Plan participant satisfied his/her Performance Goals). If the first EPS Goal had been reached, each participant would have received a bonus equal to 25% of his/her maximum potential award. If the second EPS Goal had been reached, each participant would have instead received a bonus equal to 50% of his/her maximum potential award. If the Company's EPS had been between the first EPS Goal and the second EPS Goal, the Compensation Committee would have had the discretion to prorate the EPS Goal-based award between 25% and 50% of the maximum potential award. Assuming an EPS Goal-based bonus had been awarded, each participant who satisfied his/her Performance Goals would have received twice the amount (i.e. between 50% and 100% of the maximum potential award) otherwise payable as a result of the Company's satisfaction of the EPS Goals. For the purposes of the Bonus Plan, the Company's EPS in Fiscal 1998 were $.64 per share(1), an amount in excess of the second EPS Goal. Therefore, maximum available bonuses were paid to all participants who satisfied their Performance Goals.

----------------------
(1) The Company's actual earnings from continuing operations for Fiscal 1998 were $.85 per share.

  EQUITY-BASED COMPENSATION

  The executive officers of the Company, as well as all employees of the Company, are eligible (subject to the discretion of the Compensation Committee) to participate in the 1994 Incentive Plan. The purpose of the 1994 Incentive Plan is to provide additional incentive to employees to maximize shareholder value by aligning more closely the employees' and shareholders' interests through employee stock ownership. The 1994 Incentive Plan uses long term vesting periods to encourage key employees to continue in the employ of the Company. Subject to the terms and conditions of the 1994 Incentive Plan, the Compensation Committee administers the 1994 Incentive Plan and has authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made and the number of shares subject to each option. Awards are granted to reward individuals for outstanding contribution to the Company and as incentives for officers and managers whose skills are critical for building long-term shareholder value to continue in the employ of the Company.

  On June 9, 1998, the Compensation Committee approved an amendment to the 1994 Incentive Plan whereby options held by or granted to Non-Employee Directors would expire and cease to be of any force or effect on the earlier of the tenth anniversary of the grant date (previously, the fifth anniversary of the grant date) or the first anniversary of the date on which the director-optionee ceases to be a member of the Board.

CHIEF EXECUTIVE OFFICER COMPENSATION


  The base salary for Mr. Finley, Chairman and Chief Executive Officer of the Company, for Fiscal 1998 was $468,238. Mr. Finley's salary was determined pursuant to an employment agreement between the Company and Mr. Finley. Upon a review of Mr. Finley's employment agreement and the performance of the Company, the Compensation Committee determined that a bonus in the amount of $468,238 was payable to Mr. Finley for Fiscal 1998. As approved by the Compensation Committee early in 1998, the primary criteria upon which Mr. Finley's bonus was based were developing and implementing long-term growth plans for the Company (including new stores and corporate sales, together with associated financing and infrastructure), completing the disposition of the Company's manufacturing operations and developing and successfully executing the Company's Fiscal 1998 profit plan.

                             Compensation Committee:
                                 Robert B. Bank
                               Andrew A. Giordano
                                 Peter V. Handal

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of the Common Stock held by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) the individuals named in the Summary Compensation Table; (iii) each of the Company's directors; and (iv) all of the Company's executive officers and directors as a group.(1)

    Name of                                       Amount and Nature of        Percent
    Beneficial Owner                               Beneficial Ownership       of Class
----------------------------------------------------------------------------------------
    Austin W. Marxe and David Greenhouse            1,059,500 (2)              15.60
    Paradigm Capital Management, Inc.                 724,100 (3)              10.66
    Quantum Partners LDC                             616,401 (4)               9.08
    Dimensional Fund Advisors Inc.                    511,400 (5)               7.53
    J.F. Timothy Carroll                                    0                      0
    Gary W. Cejka                                       1,250 (6)                *
    Timothy F. Finley                                 314,952 (7)               4.48
    Charles D. Frazer                                   5,541 (8)                *
    Frank Tworecke                                    117,000 (9)               1.71
    David E. Ullman                                    17,666(10)                *
    Robert B. Bank                                     31,000(11)                *
    Andrew A. Giordano                                 26,000(12)                *
    Gary S. Gladstein                                  52,239(13)                *
    Peter V. Handal                                    34,500(14)                *
    David A. Preiser                                   73,862(15)               1.08
    Robert N. Wildrick                                 38,000(16)                *
    All executive officers and directors
       as a group (13 persons)                        722,575(17)               9.96
*  Less than 1%.
--------------------




(1) All information is as of the Record Date (unless otherwise disclosed) and was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Under Rule 13d-3, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of common stock beneficially owned. The amounts presented include for each person or entity listed shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the Record Date. Percentages are computed on the basis of 6,792,027 shares of Common Stock outstanding as of the Record Date plus the applicable option amounts for the person, entity or group.
(2) Of the shares noted, 763,000 shares of common stock are owned by Special Situations Fund III, L.P., a Delaware limited partnership ("SSF III"), 41,000 shares of common stock are owned by Special Situations Private Equity Fund, L.P., a Delaware limited partnership, ("SSPE"), and 255,500 shares of common stock are owned by Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership ("SSCF"). MGP Advisers Limited Partnership, a Delaware limited partnership ("MGP"), is the general partner of the SSF III. MG Advisers, L.L.C., a New York limited liability company ("MG") is the general partner of and investment adviser to the SSPE. AWM Investment Company, Inc., a Delaware corporation ("AWM") is the general partner of MGP and the general partner of and investment adviser to the SSCF. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, MG, AWM and are principally responsible for the selection, acquisition and disposition of the portfolio securities by the investment advisers on behalf of SSF III, SSPE and SSCF. The business address of all persons or entities named herein, other than SSCF, is 153 East 53 Street, New York, New York 10022. The business address of SSCF is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.
(3) The business address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.
(4) The business address of Quantum Partners LDC is c/o Curacao Corporation Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.
(5) The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the Common Stock that are owned by the Portfolios. The Common Stock reported herein for Dimensional is owned by the Portfolios and Dimensional disclaims beneficial ownership of such securities.

(6) Mr. Cejka's shares consist of options to purchase 1,250 shares of Common Stock.
(7) Mr. Finley's shares include options to purchase 239,170 shares of Common Stock.
(8) Mr. Frazer's shares consist of options to purchase 5,541 shares of Common Stock.
(9) Mr. Tworecke's shares include options to purchase 48,000 shares of Common Stock and an indirect beneficial interest in 14,000 shares of Common Stock owned by members of his immediate family.
(10) Mr. Ullman's shares consist of options to purchase 17,666 shares of Common Stock.
(11) Mr. Bank's shares include options to purchase 21,000 shares of Common
     Stock.
(12) Mr. Giordano's shares include options to purchase 25,000 shares of Common Stock.
(13) Mr. Gladstein may be deemed to beneficially own the Common Stock owned by Quantum Partners LDC because he is a Managing Director of Soros Fund Management LLC, which is the principal investment advisor to Quantum Partners LDC. Mr. Gladstein disclaims beneficial ownership of the shares owned by Quantum Partners LDC other than his beneficial interest in the Common Stock through his equity interest in Quantum Partners LDC. Mr. Gladstein's shares include options to purchase 21,000 shares of Common Stock.
(14) Mr. Handal's shares include options to purchase 25,000 shares of Common Stock and an indirect beneficial interest in 2,500 shares of Common Stock owned by his wife.
(15) Mr. Preiser may be deemed to beneficially own 4,488 shares of Common Stock owned by Houlihan, Lokey, Howard & Zukin, Inc. because he is a Managing Director of Houlihan, Lokey, Howard & Zukin, Inc. Mr. Preiser disclaims beneficial ownership of the shares owned by Houlihan, Lokey, Howard & Zukin, Inc. Mr. Preiser's shares include options to purchase 25,000 shares of Common Stock.
(16) Mr. Wildrick's shares include options to purchase 25,000 shares of Common Stock.
(17) The total shares owned by the individuals constituting the group of executive officers and directors (a) include options to purchase Common Stock as set forth in footnotes (6) through (16); (b) include shares of Common Stock in which such individuals hold indirect beneficial interests as set forth in footnotes (9) and (14); and (c) exclude shares of Common Stock for which such individuals may be deemed beneficial owners but for which such individuals disclaim beneficial ownership as set forth in footnotes (13) and (15).

PERFORMANCE GRAPH

    The graph below compares changes in the cumulative total shareholder return (change in stock price plus reinvested dividends) for the period from May 3, 1994 (the date of the Company's initial public offering) through January 29, 1999 of an initial investment of $100 invested in (i) the Company's Common Stock, (ii) the NASDAQ National Market System Corporate Index Market Index and
(iii) the NASDAQ National Market Systems Retail Trades Index Retail Index.

[CHART GOES HERE]

         Nasdaq Stock Market       Nasdaq Retail Trade      Jos A. Bank
     5/24/94                  100                 100            100
     7/31/95                  327                 262             34
    10/31/95                  339                 261             25
     1/31/96                  347                 249             20
     4/30/96                  392                 308             25
     7/31/96                  356                 283             46
    10/31/96                  400                 308             31
     1/31/97                  455                 306             41
     4/30/97                  414                 275             38
     7/31/97                  526                 336             34
    10/31/97                  527                 345             58
     1/30/98                  538                 357             55
     4/30/98                  620                 423             75
     7/31/98                  619                 401             66
    10/30/98                  590                 347             59
     1/29/99                  841                 436             79





                                  PROPOSAL NO.2
        RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP is the accounting firm which examined and reported on the Company's financial statements in Fiscal 1998. The Board has selected the firm of Arthur Andersen LLP as its independent public accountants for Fiscal 1999. A representative of Arthur Andersen LLP is expected to be present at the Meeting. Such representative will be given the opportunity to make a statement at the Meeting if he or she desires and is expected to be available to respond to appropriate questions.

    The Board is seeking shareholder ratification of its appointment of Arthur Andersen LLP. Shareholder ratification requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting. The Board recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP and it is intended that shares represented by the enclosed form of proxy will be voted in favor of the ratification of the appointment of Arthur Andersen LLP unless otherwise specified in such proxy. If shareholders do not ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for Fiscal 1999 at the Meeting, the Board, on recommendation of its Audit Committee, may reconsider the appointment.


SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal for action at the Company's Annual Meeting of Shareholders scheduled to be held on June 13, 2000, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal be received by the Company at its principal executive office, 500 Hanover Pike, Hampstead, Maryland 21074, Attn: Charles D. Frazer, Esquire, by January 1, 2000.

OTHER BUSINESS

    The Board knows of no business that will come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

    The Board encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the Meeting. Thank you for your cooperation.


    THE BOARD HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                          JOS. A. BANK CLOTHIERS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Timothy F. Finley and Charles D. Frazer, or either of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of Jos. A. Bank Clothiers, Inc. (the "Company") held of record by the undersigned on April 23, 1999 at the Annual Meeting of Stockholders to be held at the Company's corporate office, 500 Hanover Pike, Hampstead, Maryland, on June 8, 1999 at 10:00 A.M. Eastern Time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof. Any proxy heretofore given by the undersigned with respect to shares is hereby revoked.
(PLEASE MARK BOXES [ ] IN BLUE OR BLACK INK.)

    1. Election of two (2) directors: David A. Preiser and Robert N. Wildrick. (MARK ONLY ONE OF THE TWO BOXES FOR THIS ITEM)

        [ ] VOTE FOR both nominees named above except that nominee who may be named on this line:
        ----------------------------------------
                      (OR)

        [ ] VOTE WITHHELD as to both nominees named above.

    2. Ratification of Arthur Andersen LLP as the Company's independent auditors for fiscal year ending January 29, 2000:
        [ ] FOR                 [ ] AGAINST                [ ] ABSTAIN

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. When properly executed, this Proxy will be voted as directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" BOTH NOMINEES AND SAID RATIFICATION.

    Please sign exactly as name appears on the shares being voted. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                          Date:______________________, 1999
                          Signature___________________________________________
                          Print Name(s)_______________________________________
                          Signature, if held jointly__________________________

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.